Exhibit 99.1
Arrow International, Inc.
2400 Bernville Road
Reading, PA 19605
May 31, 2007
VIA FACSIMILE AND FEDERAL EXPRESS
The Robert L. McNeil, Jr. 1983 Trust
c/o Wilmington Trust Company
1100 N. Market Street
Wilmington, Delaware 19890-0001
Attention: Michela Rossi — 1050
Dear Ms. Rossi:
We are in receipt of your letters dated November 15, 2006 and May 17, 2007, notifying Arrow International, Inc. (the “Company”) of the Robert L. McNeil, Jr. 1983 Trust’s (the “McNeil Trust”) intention to nominate a total of eight (8) persons for election to the Board of Directors of the Company. As you know, this would result in your nominees holding 100% of the Board seats of the Company despite the fact that you presently own only approximately 10% of the Company’s outstanding stock, and would allow the McNeil Trust to take over control of the Company without buying any additional shares or paying any premium for that control.
As we have stated to Mr. Richard Niner on two previous occasions, it has consistently been the position of the Board of Directors of the Company to take actions that it believes are in the best interest of the majority of the Company’s shareholders, not just a privileged subset.
As you know, your letter of May 17, 2007 notifying us of the McNeil Trust’s intention to nominate Messrs. Carl G. Anderson, Jr., Robert J. Campbell, Paul D. Chapman, Paul W. Earle and Richard T. Niner for election to the Board of Directors of the Company at the 2007 Annual Meeting does not comply with either Article Ninth of the Restated Articles of Incorporation of the Company, or Section 4.13 of Article IV of the By-Laws. As a result, we believe that if the McNeil Trust in fact seeks to nominate the five (5) persons listed in its letter of May 17, 2007, the Company is not required to recognize these nominees.
Notwithstanding this fact, we believe it is in the best interests of the majority of the Company’s shareholders — and good corporate governance — to allow shareholders a full and fair opportunity to vote, at the same time, on your nominees, the Company’s nominees and any other alternatives the Special Committee and the Board of Directors approve for consideration by the shareholders of the Company.

In order to allow the Special Committee sufficient time to fulfill its duties in a deliberate, careful manner, and in order to present the fullest, fairest options to the Company’s shareholders, we have designated August 31, 2007 as the designated time for the 2007 Annual Meeting. We believe that this process is necessary to permit the Company’s shareholders to be fully informed about the nominees for the Board as well as any transaction recommended by the Special Committee, and is in the best interests of all of the Company’s other constituents. As you state your intentions are also for the benefit of shareholders, we trust you will agree.
Regards,
/s/ R. James Macaleer
________________________________
R. James Macaleer
Lead Director